Exhibit 16.1

August 7, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K/A of High Plains Gas, Inc., dated August 7, 2013 related to our resignation as the registrant's independent registered public accounting firm.

Yours truly,

/s/ StarkSchenkein, LLP

StarkSchenkein, LLP

Denver, Colorado